                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2002        2001
                                                              --------    --------
Earnings:
  Net loss..................................................  $(27,970)   $(63,692)
     Add:
       Equity in loss applicable to ordinary partnership
        interests of Globalstar, L.P. ......................    27,970      63,692
                                                              --------    --------
Earnings available to cover fixed charges(1)................  $     --    $     --
                                                              ========    ========
Fixed charges -- preferred dividends........................  $ 10,080    $ 13,972
                                                              ========    ========
Ratio of earnings to fixed charges..........................       N/A         N/A
                                                              ========    ========
Deficiency to cover fixed charges...........................  $ 10,080    $ 13,972
                                                              ========    ========

---------------

(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

                    GLOBALSTAR, L.P., A DEBTOR-IN-POSSESSION

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2002         2001
                                                              ---------    ---------
Net loss....................................................  $ (98,983)   $(275,273)
Dividends on redeemable preferred partnership interests.....     (2,887)     (13,972)
                                                              ---------    ---------
Deficiency of earnings to cover fixed charges...............  $(101,870)   $(289,245)
                                                              =========    =========

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